Exhibit 23.2

A PARTNERSHIP OF INCORPORATED PROFESSIONALS	AMISANO HANSON

CHARTERED ACCOUNTANTS

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Kodiak Oil & Gas Corp.’s Form F-1 of our report dated April 12, 2005 on Kodiak Oil & Gas Corp’s consolidated financial statements as of December 31, 2004 and for the two years ended December 31, 2004, and 2003 appearing on Form F-1, which is incorporated by reference in this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Vancouver Canada	“Amisano Hanson”
December 14, 2006	Chartered Accountants

750 WEST PENDER STREET, SUITE 604	TELEPHONE: 604-689-0188
VANCOUVER CANADA	FACSIMILE: 604-689-9773
V6C 2T7	E-MAIL: amishan@telus.net